THIS AGREEMENT made the 29th day of September, 2000


BETWEEN:

                        Mondetta Telecommunications Inc.,
                a corporation existing under the laws of Canada,

                                 (the "Vendor")


                                     - and -


                             Symphony Telecom Inc.,
                a corporation existing under the laws of Ontario,

                                (the "Purchaser")


         WHEREAS the Purchaser wishes to purchase certain assets of the Vendor;

         AND WHEREAS the Purchaser is a wholly owned subsidiary of Symphony Telecom International Inc. ("SYMY");

         AND WHEREAS SYMY has agreed to provide the covenants, representations and warranties contained in this Agreement;

         NOW THEREFORE in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

                                    ARTICLE I
                                 INTERPRETATION

1.1      DEFINED TERMS

         For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall be corresponding meanings:

         (a) "Business Day" means any day, other than a Saturday or a Sunday, or statutory holiday in Ontario;

         (b) "Closing Date" means September 29 , 2000 or such other date as the Vendor and the Purchaser may mutually determine;

         (c) "ETA" means Part IX of the Excise Tax Act (Canada), as amended from time to time;

         (d) "GST" means all taxes payable under the ETA or under any provincial legislation similar to the ETA, and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

         (e) "Purchase Price" has the meaning set out in section 3.1;

         (f) "Purchased Assets" has the meaning set out in section 2.1;

         (g) "Share" means a common shares of SYMY together with a warrant to purchase one common share of SYMY for $U.S.3.00, and "Shares" means more than one Share;

         (h) "Tax Act" means the Income Tax Act (Canada), as amended from time to time;

         (i) "Time of Closing" means 2 p.m. Toronto time on the Closing Date, or such other time on the Closing Date as the Vendor and the Purchaser may mutually determine; and

         (j) "Third Party" means the person or persons who have entered into any one of the Contracts, as defined in section 2.1 (c), with the Vendor.

1.2      CURRENCY

         Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.

1.3      SECTIONS AND HEADINGS

         The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.4      NUMBER, GENDER AND PERSONS

         In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5      ACCOUNTING PRINCIPLES

         Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in Canada, including those approved from time to time by the Canadian Institute of Chartered Accountants or any successor body thereto.

1.6      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7      TIME OF ESSENCE

         Time shall be the essence of this Agreement.

1.8      APPLICABLE LAW

         This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

1.9      SUCCESSORS AND ASSIGNS

         This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns.

1.10     SEVERABILITY

         If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.11     AMENDMENTS AND WAIVERS

         No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.12     SCHEDULES

         The following Schedule is attached to and forms an integral part of this Agreement:

Schedule 1 - Contracts

                                   ARTICLE II
                      PURCHASE AND SALE OF PURCHASED ASSETS

2.1      Purchased Assets

         Subjects to the provisions of this Agreement, the Vendor hereby sells, assigns and transfers to the Purchaser and the Purchaser agrees to purchase from the Vendor, effective as of July 1, 2000, following assets (the "Purchased Assets"):

         (a) The customer base of Mondetta (generating at May 31, 2000 approximately $650,000 per month);

         (b) All accounts receivable, trade accounts and notes receivable;

         (c)  All  rights  in  the  contracts   described  in  Schedule  1  (the
"Contracts");

         (d) All goodwill, together with the exclusive right to use the name "Mondetta"; but

         (e) Excluding all other assets of the Vendor's business, including without limitation: all cash, bank balances, money in possession of banks and other depositories, all shares, notes, bonds, debentures of or issued by other corporations or persons owned or held by or for the account of the Vendor, all corporate and financial records not relating to the customer base, chattels, fixtures and other tangible and intangibles not related to the customer base.

                                   ARTICLE III
                                 PURCHASE PRICE

3.1      PURCHASE PRICE

         The aggregate purchase price (the "Purchase Price") payable by the Purchaser to the Vendor for the Purchased Assets is calculated on a mathematical valuation of $6,000,000 further calculated as follows: (revenues from the customer base for the month ending May 30, 2000) multiplied by 8.5 less (the net amount of the receivables, receivables factoring and accrued receivables minus accrued liabilities, carrier liabilities and AT&T long term debt). The Purchase Price shall be satisfied by the Purchaser delivering to the Vendor or as the Vendor may direct within 10 days of the Closing Date approximately 1,000,000 Shares calculated by dividing the Purchase Price by a factor of 6, with the Shares valued at $U.S.3.

3.2      ADJUSTMENT OF THE PURCHASE PRICE

         The Purchase Price shall be adjusted within 60 days of the Closing Date to take into account a change in the net amount of the receivables, receivables factoring and accrued receivables minus accrued liabilities, carrier liabilities and AT&T Long Term Debt, as defined in Schedule 1.

3.3      ETA ELECTION

         The Purchaser and the Vendor shall, within 60 days of the Closing Date, elect jointly under subsection 167(1) of the ETA, in the form prescribed for the purposes of that subsection, in respect of the sale and transfer of the Purchased Assets hereunder. The Purchaser shall file such election with Revenue Canada, Excise not later than the day on which it is required to file its GST return for its reporting period which includes the Closing Date.

3.4      TRANSFER TAXES

         The Purchaser shall be liable for and shall pay all federal and provincial sales taxes (including any retail sales taxes and land transfer taxes) and all other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Vendor to the Purchaser.

                                   ARTICLE IV
                            ASSUMPTION OF LIABILITIES

4.1      ASSUMPTION OF CERTAIN LIABILITIES BY THE PURCHASER

         Subject to the provision of this Agreement, the Purchaser agrees to assume, pay, satisfy, discharge, perform and fulfil, from and after the Time of Closing, all obligations and liabilities of the Vendor existing as at the Time of Closing including without limitation AT&T payables and under the Contracts described in Schedule 1 (the "Assumed Liabilities").

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE VENDOR

         The Vendor  represents  and  warrants to the  Purchaser  as follows and
acknowledges  that  the  Purchaser  is  relying  on  such   representations  and
warranties in connection with its purchase of the Purchased Assets:

5.1      ORGANIZATION

         The Vendor is a corporation incorporated and organized and subsisting under the laws of Canada and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

5.2      AUTHORIZATION

         This Agreement has been duly authorized, executed and delivered by the Vendor and is a valid and binding obligation of the Vendor, enforceable against the Vendor by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

5.3      OTHER AGREEMENTS TO PURCHASE

         No person other than the Purchaser has any written or oral agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Assets.

5.4      NO VIOLATION

         The execution and delivery of this Agreement by the Vendor and the consummation of the transactions herein provided for does not result in:

         (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor under:

                  (i) any provision of the constating documents or bay-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Vendor;

                  (ii) any judgment, decree, order or award of any court, governmental body or arbitration having jurisdiction over the Vendor;

                  (iii)    any   licence,   permit,    approval,    consent   or
                           authorization held by the Vendor or necessary to the operation if the Purchased Business; or

                  (iv) any applicable law, statute, ordinance, regulation or rule.

5.5      TITLE TO THE PURCHASED ASSETS

         The Purchased Assets are owned absolutely and beneficially by the Vendor with a good and marketable title save for the contracts and agreements the assignment or transfer of which is subject to obtaining the consent o a third party.

5.6      COMPLIANCE WITH LAWS

         The  Vendor  has   complied   with  all  laws,   statutes,   ordinance,
regulations, rules, judgments, decrees or orders applicable to the Purchased Assets.

5.7       RESIDENCY

         The Vendor is a resident of Canada for the purposes of the Tax Act.

5.8      GST REGISTRATION

         The Vendor is a registrant for purposes of the ETA whose registration number is 86835 1289 RT0001.

                                   ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its sale of the Purchased Assets:

6.1      ORGANIZATION

         The Purchaser is a corporation duly incorporated and organized and validly subsisting under the laws of the Province of Ontario and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

6.2      AUTHORIZATION

         This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

6.3      NO VIOLATION

         The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions herein provided for does not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under:

         (a) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser;

         (b) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser; or

         (c) any applicable law, statute, ordinance, regulation or rule.

6.4      INVESTMENT CANADA

         The Purchaser is a Canadian within the meaning of the Investment Canada Act.

6.5      GST REGISTRATION

         The   Purchaser  is  a  registrant   for  purposes  of  the  ETA  whose
registration number is 8959 60599 .

6.6      TITLE OF SHARES

         The Purchaser is now and will be at Closing the owner, beneficially and of record, of the Shares and has and will have at Closing good title, free and clear.

                                   ARTICLE VII
                     REPRESENTATIONS AND WARRANTIES OF SYMY

         SYMY represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its sale of the Purchased Assets:

7.1      ORGANIZATION

         SYMY is a corporation duly incorporated and organized and validly subsisting under the laws of Utah in the United States and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

7.2      AUTHORIZED AND ISSUE CAPITAL

         The authorized capital of SYMY consists of 50,000,000 common shares, of which 16,260,409 common shares are issued and outstanding as at the Time of Closing as fully paid and non-assessable.

7.3      AUTHORIZATION

         This Agreement has been duly authorized, executed and delivered by SYMY and is a legal, valid and binding obligation of SYMY, enforceable against SYMY by the Vendor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

7.4      NO VIOLATION

         The  execution  and  delivery  of  this   Agreement  by  SYMY  and  the
consummation of the transactions herein provided for does not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of SYMY under:

         (a) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of SYMY;

         (b) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over SYMY; or

         (c) any applicable law, statute, ordinance, regulation or rule.

7.5      CURRENT LISTING OF SYMY

         SYMY is a publicly traded company listed on the NASD OTC Bulletin Board, has satisfied all current Public Information Requirements of SEC Rule 144
(c) at the Closing Date, is not subject to cease trading, judicial or regulatory order affecting the ability to sell the Shares, and has made all necessary public filings required under Federal and State securities laws.

7.6      IDEMNITY

         To the fullest extent lawful, SYMY will indemnify the Vendor and its agents against all actions, claims, costs, and expenses resulting or arising from any violation by SYMY and\or the Purchaser or their agents, servants, employees of any securities laws or from their registration, offer and sale of the Registrable Share and the Vendor will indemnify SYMY against all expenses incurred in any action arising from information contained in the Prospectus that was provided by the Vendor.

         (a)  Actions  includes   threatened,   pending  or  completed  actions,
litigation  or  proceedings,   whether   administrative,   civil,   criminal  or
investigative;

         (b) Expenses include liabilities, expenses, court costs, reasonable attorneys' fees, judgments, fines, penalties, contribution obligations, and amounts paid in settlement. Such expenses may be incurred when investigating, preparing or defending the action;

         (c) This indemnity excludes any expenses due to the gross negligence or intentional, bad faith misconduct of the party seeking indemnification.

This indemnity shall bind and inure to the benefit of any successors of SYMY and the Vendor.

7.7      REGISTRATION EXPENSES

         SYMY shall pay all expenses (including without limitation, government fees, printing expenses, accounting fees, attorneys fees and other expenses) incurred under the above registration rights provisions expect underwriter's compensation.

                                  ARTICLE VIIII
                     SURVIVAL OF COVENANTS, REPRESENTATIONS
                                 AND WARRANTIES

8.1      SURVIVAL OF COVENANTS, PRESENTATIONS AND WARRANTIES

         To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the closing of the transactions contemplated hereby and shall continue for the applicable limitation period notwithstanding such closing nor any investigation made by or on behalf of the party entitled to the benefit thereof.

                                   ARTICLE IX
                                    COVENANTS

9.1      DELIVERY OF BOOKS AND RECORDS

         The Vendor shall deliver to the Purchaser all of the books and records relating to the customer base.

9.2      CHANGE THE USE OF NAME

         The Vendor shall within 60 days of the Closing Date change its name to a name that does not include the word "Mondetta".

9.3      RETAIL SALES TAX CERTIFICATE

         The Vendor shall deliver to the Purchaser a certificate, if available, issued by the Minister of Revenue of Ontario under subsection 6(1) of the Retail Sales Tax Act (Ontario).

9.4      DELIVERY OF VENDOR'S CLOSING DOCUMENTATION

         The Vendor shall within 60 days of the Closing Date deliver to the Purchaser a certificate of an officer or director of the Vendor as the Closing Date, of its constating documents and by-laws and of the resolution authorizing the execution, delivery and performance by the Vendor of this Agreement and any documents to be provided by it pursuant to the provisions hereof.

9.5      DELIVERY OF PURCHASER'S CLOSING DOCUMENTATION

         The Purchaser shall within 60 days of the Closing Date deliver to the Vendor a certificate of an officer or director of the Purchaser as of the Closing Date, of its constating documents and by-laws and of the resolution authorizing the execution, delivery and performance by the Purchaser of this Agreement and any documents to be provided by it pursuant to the provisions hereof.

9.6      SALE OF THE SHARES BY THE VENDOR

         Except as provided in section 9.9 the Vendor during the 12 months following the Closing Date shall not sell the Shares and thereafter the Vendor may sell the Shares pursuant to Securities and Exchange Commission ("SEC") Rule 144.

9.7      RULE 144 SALES

         SYMY shall at all times use its best efforts to satisfy the "Current Public Information" requirement of SEC Rule 144(c) and upon request by the Vendor provide to the Vendor copies of any SEC Rule 144(c) information not available on the SEC's EDGAR System.

9.8      LOAN FACILITY FOR THE VENDOR

         The Purchaser shall during the period of one year after the Closing Date, loan to the Vendor within 5 days of the Vendor's request, up to $600,000 without interest, for a term of at least one year from the date of the advance of such loan to the Vendor, provided the Vendor shall upon receipt of such advance deliver a pledge of Shares with value not greater than $600,000 (based upon a value of $U.S.3 per Share) to the Purchaser which may be perfected by the Purchaser under the Personal Property Act (Ontario).

9.9      SEC REGISTRATION OF  25% OF THE SHARES

         In the event the loan referred to in section 9.8 is not advanced within 5 days of the Vendor's request then, at the request of the Vendor SYMY shall file immediately a registration statement pursuant to the Securities Act, 1933 to register the resale of 25% of the Shares (the "Registrable Shares") held by the Vendor and any other person to whom the Vendor may have directed the Shares, including without limitation, using its best efforts to:

         (a) Prepare and file the appropriate SEC registration statement (preferably Form S-3) plus all amendments, exhibits, and other documents necessary for the registration statement to become effective;

         (b) Ensure eligibility of the Registrable Shares for sale under the securities laws of such States reasonably requested by the Vendor;

         (c) List the Registrable Shares for trading on all securities exchanges or quotation systems on which the Shares trade;

         (d) Provide copies of the prospectus, as amended and supplemented ("Prospectus") required for registration of the Shares, to the Vendor and its agents;

         (e) Maintain the eligibility of the Registrable Shares until the earlier of the Vendor and\or any person to whom it directed the Shares has sold all of the Registrable Shares or 180 days from the date on which the Registrable Shares become eligible for sale;

         (f) Notify the Vendor if the sale of the Registrable Shares should cease (temporarily or permanently) because of a stop order, or any untrue, misleading or omitted statement of material fact in the Prospectus;

         (g) Remedy any cause resulting in a cease of trading of the Shares;

         (h) Perform all actions necessary for the sale of the Registrable Securities; and

         (i) If SYMY fails to proceed with the above provisions within 60 days of the request then the Purchaser and or SYMY will repurchase 15% of the Shares delivered to the Vendor at a price equal to the greater of $U.S.3 per Share or the weighted average price for the 10 days immediately preceeding the date of repurchase.

9.10     REVENUES PRIOR TO JULY 1, 2000

         The Purchaser and the Vendor agree that all revenue generated and related to the customer base prior to July 1, 2000 is the property of the Vendor and all revenue generated and related to the customer base from July 1, 2000 to the Closing Date is the property of the Purchaser, provided the Vendor shall be entitled to an adjustment to the Purchase Price for a management fee in the amount of $1,300,000 for the period from July 1, 2000 to the Closing Date.

9.11     ASSUMPTION OF CONTRACTS

         The Purchaser shall within 60 days of the Closing Date enter into an agreement with each Third Party to assume the Assumed Liabilities under such Third Party's Contract and obtained a release of the Vendor from the Assumed Liabilities under such Contract from such Third Party. If the Purchaser is unable to obtain the releases of the Vendor's Assumed Liabilities under the Contracts with AT&T and UUNET listed as numbers 1,2 and 3 on Schedule 1 then at the Vendor's option, the Vendor may return all of the Shares delivered by the Purchaser and\or SYMY pursuant to this Agreement and the Purchaser shall return all of the Purchased Assets with appropriate adjustments for the Vendor's losses and costs, if any, resulting from the Purchaser's use of the customer base.

                                    ARTICLE X
                     CLOSING DATE AND TRANSFER OF POSSESSION

10.1     TRANSFER

         The transfer of possession of the Purchased Assets shall be deemed to have taken effect as at July 1, 2000.

10.2     PLACE OF CLOSING

         The closing shall take place at the Time of Closing at the Toronto offices of Gowling Lafleur Henderson LLP, counsel for the Vendor.

10.3     FURTHER ASSURANCES

         From the time subsequent to the Closing Date, each party to this Agreement covenants and agrees that it will at all times after the Closing Date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

                                   ARTICLE XI
                                 INDEMNIFICATION

11.1     INDEMNIFICATION BY THE VENDOR

         The Vendor agrees to indemnify and save harmless the Purchaser from all claims, actions, costs and losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

         (a) any breach by the Vendor of the provisions of the Bulk Sales Act (Ontario) or any inaccuracy of any representation or warranty of the Vendor contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any breach or inaccuracy of any representation or warranty; and

         (b) any breach or non-performance by the Vendor of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

11.2     IDEMNIFICATION BY THE PURCHASER

         The Purchaser and SYMY agree, jointly and severally, to indemnify and save harmless the Vendor from all claims, actions, losses and costs suffered or incurred by the Vendor as a result of or arising directly or indirectly out of or in connection with:

         (a) any breach by the Purchaser or SYMY of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;

         (b) any breach or non-performance by the Purchaser or SYMY of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and

         (c) any failure by the Purchaser to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities.

                                   ARTICLE XII
                                  MISCELLANEOUS

12.1     NOTICES

         (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

                  (i)      if to the Vendor:
                           4 King Street West, Suite 1402

                           Attention: the President

                           Fax: (416) 365-0789

                  (ii)     if the Purchaser and or SYMY:
                           Attention: the President

                           347 Bay Street, Suite 502

                           Fax: (416) 366-2245

         (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if Mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days there-after there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

         (c) Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this section 12.1

12.2     BEST EFFORTS

         The parties acknowledge and agree that, for all purpose of this Agreement, an obligation on the part of either party to use its best efforts to obtain any waiver, consent, approval, permit, licence of other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

12.3     COUNTERPARTS

         This Agreement may be executed in counterparts and delivered by facsimile transmission, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

12.4     BULK SALES

         The requirements of the Bulk Sales Act (Ontario) shall not apply to the Vendor.

         IN WITNESS WHEREOF this Agreement has been executed by the parties.

                                           Mondettta Telecommunications Inc.

                                           By /s/  Lorn Becker
                                              ---------------------------------
                                              Lorn Becker, Director

                                           By /s/  Clarence Bell
                                              ---------------------------------
                                              Clarence Bell, President

Symphony Telecom Inc.                      Symphony Telecom International Inc.

By /s/ Dan Cullen                          By /s/  Dan Cullen
  -------------------                         ----------------------------
Name:    Dan Cullen                        Name:  Dan Cullen
Title:   President                         Title: President

BUSINESS LAW\694450_6

                             SCHEDULE 1 - CONTRACTS

1. AT&T Promissory Note dated May 19-2000 (October, November and December 2000 instalments each of $ 187,074.92 are remaining of the original 8 instalments); and (b) interim shareholders loans in the amount of $295,782 from Becker Capital Management used to pay down the AT&T Promissory Note (the "AT&T Long Term Debt").

2.       AT&T Traffic Agreement.

3.       UUNET Contract.

4.       ATM Contract.

5.       Group Telecom Contract.

6.       TRG billing Contract.

7.       Ashlar Security Agreement dated April 28, 2000.

8.       Neopost Lease - for bill stuffing machine.

9.       Worldlinx Lease.


BUSINESS LAW\694450_5
October 3, 2000